Exhibit 4.4

2024 Convertible Promissory Note

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, DISCOUNTED OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR IN ANY MANNER DISPOSED OF IN THE ABSENCE OF: (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND STATE LAWS; OR (II) A ‘NO ACTION’ LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER; OR (III) AN OPINION OF COUNSEL SATISFACTORY TO COMPANY ISSUING THE SECURITIES THAT REGISTRATION UNDER SUCH ACT AND STATE LAWS IS NOT REQUIRED WITH RESPECT TO SUCH SALE, OFFER, TRANSFER, PLEDGE OR HYPOTHECATION; OR (IV) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND STATE LAWS.

SENIOR CONVERTIBLE PROMISSORY NOTE

Principal Amount: $________________	Place of Issuance: Tucson, Arizona Date of Issuance: ___________________

FOR VALUE RECEIVED, NuvOx Therapeutics, Inc., a Delaware corporation, (“Maker”), hereby promises to pay to________________, or its assigns (“Payee”), at_________________________________________________________, or at such other address as the holder hereof may designate from time to time, in lawful money of the United States of America, the principal sum of__________________________($____ ) plus interest thereon from the date of this Note as set forth below.

1. Background. This Note is issued under that certain 2024 Senior Convertible Promissory Note Subscription Agreement between Maker and Payee (the “Subscription Agreement”). Capitalized terms not defined in the body of this Note have the meanings given them in the Subscription Agreement. This priority of this Note in relation to other Notes, debts, liabilities and obligations of Company is specified in SECTION 5.5 of the Subscription Agreement. This Note is one of a possible series of similar notes (collectively, the “Notes”) to be issued in one or more closing of the purchase and sale of promissory notes under the Subscription Agreement to the person or persons listed on Schedule 1 attached to the Subscription Agreement.

2. Interest. Interest on the principal amount of this Note remaining unpaid from the date hereof to the payment of the unpaid principal amount (whether by acceleration, conversion, or otherwise) will accrue at a rate of the lesser of EIGHT PERCENT (8%) PER ANNUM SIMPLE or the maximum rate per month allowed by applicable law based on the actual number of days elapsed in a 365-day year. Unpaid and past due principal and (to the extent lawful) interest will bear interest from the date due until paid at the lesser of TEN PERCENT (10%) SIMPLE per annum or the maximum rate per annum allowed by applicable law.

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

2024 Convertible Promissory Note

3. Payment. Unless earlier converted into Financing Securities under SECTIONS 2.5 and 2.6 of the Subscription Agreement, or converted into shares of Preferred Stock as provided under SECTION 2.7 of the Subscription Agreement, or paid in full under SECTION 2.8 of the Subscription Agreement, the principal and accrued interest will be due and payable by Maker on the Maturity Date, but subject to extension and modification as provided in SECTION 2.7 of the Subscription Agreement. Principal and interest must be paid in lawful money of the United States of America in immediately available funds, at the principal office of Payee or at any other place as Payee may reasonably designate from time to time in writing to the Maker. Whenever any payment to be made is due on a Saturday, Sunday or a Federal public holiday, that payment may be made on the next succeeding business day. Except as provided in SECTION 2.8 of the Subscription Agreement, Maker may not prepay, in whole or in part, at any time before the Maturity Date without the prior written consent of a 2024 Requisite Interest in the manner specified in the Subscription Agreement. Each payment received by the Payee will be applied first to late charges and collection expenses, if any, then to the payment of accrued but unpaid interest due hereunder, and then to the reduction of the unpaid principal amount hereof. Any check, draft, money order, or other instrument given in payment of all or a portion of this Note may be accepted by Payee or any other holder hereof and handled in collection in the customary manner, but the same may not constitute payment hereunder, or diminish any rights of Payee or any other holder hereof, except to the extent that actual cash proceeds of that instrument are unconditionally received by Payee or any other holder hereof and applied to this indebtedness as herein provided.

4. Liquidation Preference and Accelerated Payment. If Maker experiences a Sale Event before full payment of this Note or its conversion, then this Note will become immediately due and payable in the amounts and premiums set forth in SECTION 2.8 of the Subscription Agreement.

5. Conversion. This Note and any amounts of principal and interest due hereunder are automatically convertible into Financing Securities under SECTIONS 2.5 and 2.6 of the Subscription Agreement or convertible into Preferred Stock of the Company under SECTION 2.6 of the Subscription Agreement.

6. Termination of Rights. All rights and obligations with respect to this Note will terminate, whether or not this Note has been surrendered, upon the earlier of: (a) the payment of all principal and accrued interest outstanding under this Note or, if applicable, the payment of the Note Liquidation Proceeds; or (b) the conversion of all unpaid principal and interest subject this Note and the issuance of the Financing Securities in accordance with the Subscription Agreement.

7. Events of Default; Expenses; Dispute Resolution. Time is of the essence in the payment of this Note. Upon the occurrence of any Event of Default, the holder of this Note may exercise all rights and remedies granted under the Subscription Agreement. If an Event of Default occurs, then Maker agrees, at the holder’s election, to pay all reasonable costs of collection when incurred, including without limitation, reasonable attorneys’ fees, expenses and court costs, subject to any limitation imposed by applicable law. The resolution of any controversy or claim arising out of or relating to this Note will be conducted as provided in the Subscription Agreement.

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

2024 Convertible Promissory Note

8. Waiver. Maker and each surety, guarantor, endorser, and other person ever liable for payment of any sums of money payable on this Note (each, a “Liable Person”), jointly and severally, waive all notices, presentments, and demands for payment, notice of intention to accelerate maturity and presentment for acceleration of maturity, notice of acceleration, protest, notice of protest and nonpayment or dishonor, diligence in collection, and grace, and consent to all extensions without notice for any periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder will have the right to deal in any way, at any time, with one or more Liable Persons without notice to any other Liable Person, and to grant any Liable Person any extensions of time for payment of any indebtedness hereunder, any release or partial release, or any other indulgence or forbearance whatsoever, without notice to any other Liable Person and without in any way affecting the personal liability of any Liable Person. The failure of a 2024 Requisite Interest in any instance to exercise a right under this Note will not constitute a waiver of that right or any other rights that may subsequently arise under this Note or the Subscription Agreement. The written waiver or consent of a 2024 Requisite Interest in any one instance does not limit or waive the necessity to obtain the waiver or consent of such 2024 Requisite Interest in any future instance. In any event, no consent is effective for any purpose hereunder unless that consent is in a writing approved or consented to by the applicable Requisite Interest as specified in the Subscription Agreement.

9. Amendments. Any term of this Note may be modified, amended, terminated, discharged or waived with the written consent of Company and a 2024 Requisite Interest as provided in SECTION 8.3 of the Subscription Agreement. Any amendment or waiver effected in accordance with this Section 9 is binding upon Company, the holder and each transferee of this Note.

10. Usury Saving Clause. All agreements between Maker and the holder hereof, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that, in no event whatsoever, will the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance, or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment or performance of any covenant or obligation contained herein or document or instrument evidencing or pertaining to this Note, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, Maker’s fulfillment of any provision of this Note at the time by which it must be fulfilled involves exceeding the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled will be reduced to the limit of validity, and if from any such circumstances the holder of this Note ever receives anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, the amount that would be excessive interest must be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of Maker to the holder hereof, and not to the payment of interest, or if that excessive interest exceeds the unpaid principal balance of this Note and any other indebtedness, the holder of this Note must refund the excessive interest amount to the Maker. To the extent permitted by applicable law, all sums paid, or agreed to be paid, by Maker for the use, forbearance, or detention of the indebtedness of Maker to the holder of this Note will be amortized, prorated, allocated, and spread throughout the full term of that indebtedness until payment of it is made in full so that the actual rate of interest on account of that indebtedness is uniform throughout the term thereof.

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

2024 Convertible Promissory Note

11. Governing Law; Severability. THIS NOTE IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF. The invalidity or unenforceability of any provision of this Note does not extend beyond those pertinent provision s or circumstances, and no other provision of this Note will be affected thereby. All headings used herein are used for convenience only and may not be used to construe or interpret this Note.

12. Successors and Assigns. This Note and all the covenants, promises, and agreements contained herein or to which this Note is subject are binding upon and inure to the benefit of the successors and assigns of the parties to this Note. Any assignment or transfer of this Note may only be effected in accordance with the Subscription Agreement, and only by surrender of this Note to Maker and reissuance of a new note to the transferee. Payee and any subsequent holder of this Note receive this Note subject to the foregoing terms and conditions.

13. No Liability. In no event will a director, officer, employee, or stockholder of Company, or any manager, officer, or employee of LLC be liable for any amounts due and payable under this Note or the Subscription Agreement.

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FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

2024 Convertible Promissory Note

IN WITNESS WHEREOF, Company has executed this Note and thereby caused this Note to be issued the Date of Issuance specified above.

MAKER:

NUVOX THERAPEUTICS, INC.

By:
Evan Unger, MD, CEO

FORM OF SENIOR CONVERTIBLE PROMISSORY NOTE

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